Exhibit 5.1

            [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison]


                                 August 4, 1999

MeriStar Hotels & Resorts, Inc.
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007

                         MeriStar Hotels & Resorts, Inc.
                       Registration Statement on Form S-3
                       ----------------------------------

Ladies and Gentlemen:

         In connection with the referenced Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the Rules and Regulations under it (the "Rules"), we have been requested by MeriStar Hotels & Resorts, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the legality of up to 5,776,112 the Company's common stock, par value $0.01 per share (the "OP Exchange Shares"), registered for sale under the Registration Statement, that may be issued by the Company to holders of units of

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limited partnership interest ("OP Units") in MeriStar H&R Operating Company,
L.P., a Delaware limited partnership, in exchange for OP Units.

         In connection with this opinion, we have examined (i) an original, photocopy or conformed copy of the Registration Statement (including its exhibits), (ii) the prospectus included as part of the Registration Statement (the "Prospectus"), (iii) the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to date, and (iv) records of certain of the Company's corporate proceedings. In addition, we have made those other examinations of law and fact as we have considered necessary in order to form a basis for the opinion expressed below. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic, reproduced or conformed copies, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

         Based upon the above, we are of the opinion that the OP Exchange Shares have been duly authorized for issuance and, when issued and delivered by the Company in accordance with the terms of the Prospectus, will be validly issued, fully paid and non-assessable.

         Our opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations and orders under them, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required by the Act or the Rules.

                                    Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                                    --------------------------------------------
                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON

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